Exhibit 99.1
LYNCH INTERACTIVE CORPORATION

                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                     REPORTS THIRD QUARTER OPERATING RESULTS

RYE, New York, November 13, 2003 - Lynch Interactive Corporation (AMEX:LIC) reported third quarter revenues of $22.3 million, 2.9% lower than the $23.0 million of revenues for the third quarter of 2002. Revenues decreased primarily as a result of lower inter-state access revenues, which were due to changes in the amount of regulatory true-ups made in the first two quarters, and lower intra-state access revenues, which were due to the effects of regulatory initiatives in certain state jurisdictions. Non-regulated revenues (security, CLEC, ISP, etc.) were up by $0.5 million during the quarter.

During a given year, telecommunications providers, who participate in the National Exchange Carrier Association ("NECA") pools and who are regulated based upon a rate of return model, estimate their inter-state access revenue streams. During the next year, the estimate is "trued-up" to actual financial data and filed with the NECA. The adjustments reflecting the "true-up" are then recorded in the third quarter of the following year. During the third quarter of 2003, Interactive recognized $0.7 million of "true-up" revenue whereas during the third quarter of 2002 Interactive recognized $1.1 million of true-up revenue.

Operating profit for the third quarter of 2003 was $5.4 million compared to $5.9 million for the third quarter of 2002. The above-noted lower inter and intra state access revenues were the primary factors resulting in this decrease.

Third  quarter  EBITDA  (earnings  before  interest,   taxes,  depreciation  and
amortization) was $10.4 million, down from $10.7 million in the third quarter of 2002.

See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Telephone Operations

Interactive's multimedia operations consist of 54,000 access lines, 2,700 cable subscribers, 20,000 Internet subscribers, 5,600 CLEC customers, 6,700 alarm customers, 700 paging customers, 15,300 long distance resale customers, 2,400 DSL customers and PCS licenses covering areas with an aggregate population of approximately 380,900. Access lines were down slightly from the same time last year but most of the Company's other operations displayed solid growth. Interactive's alarm customers grew by 2.6%, CLEC customers were up by 15.9%, long distance resale customers grew by 6.1% and DSL customers were up by 149%. Dial-up Internet subscribers were down by 18.0% from September 30, 2002, which we believe is due to growth in DSL and other higher speed access lines.

                 401 Theodore Fremd Avenue, Rye, New York 10580
                     - Tel: 914-921-8821 - Fax: 914-921-6410
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In addition, Interactive owns approximately 4.3% of Hector Communications,  Inc.
(AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

Sunshine PCS Corporation

Sunshine PCS Corporation, in which Interactive has investments of preferred stock, common stock and warrants, has agreed to sell its three PCS licenses to Cingular Wireless for a total of $13.75 million. As part of this sale, Interactive has agreed to accept $7.2 million in exchange for all its preferred stock of Sunshine. At September 30, 2003, all such preferred stock had a liquidation value of $26.4 million. Interactive's current book value is $3.6 million as a result of previously recorded reserves for impairments. The sale transaction is conditioned upon FCC approval, which Interactive expects will be obtained, if granted, no later than the first quarter of 2004. The final accounting for this transaction will be recorded when the sale of the licenses is consummated and will take into account the proceeds received by Interactive as well as certain indemnification obligations. There will be a sizeable economic loss when our investment in Sunshine PCS Corporation preferred stock is sold, but because we provided a reserve for impairment for $17 million of our costs, we will recognize a book profit of up to $3.6 million.

Wireless

Interactive has two minority-owned investments in cellular operations in New Mexico covering a net population of 35,000. On a combined basis, cellular subscribers grew by 17.8% from the end of September 2002.

Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (70th largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (88th largest in the U.S.).

Office of the Chairman

The Company is creating the Office of the Chairman consisting of Frederic V. Salerno (current Chairman), Mario J. Gabelli (current Vice Chairman and CEO) and Marc J. Gabelli (currently a director). The objective is to combine the role of the CEO and the Chairman.

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the nine months ended September 30, 2003, Interactive bought back 10,500 shares at an average cost of $22.63. Since the inception of the stock repurchase program Interactive has acquired 42,615 shares at a total cost of $1,433,000.
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Outlook

The Company had previously announced that it expected that Operating Profit for the year ended December 31, 2003, would be about $20 million. EBITDA for the year 2003 should be in the area of $40.0 million, $44 million being generated by our operating subsidiaries, net of $4 million in expenses of the Corporate Office. We continue to expect our actual results to be in line with this forecast. Accordingly, fourth quarter results are expected to increase from previous years results. Note the difference between Operating Profit and EBITDA is $20 million of depreciation and amortization expense. See Attachment A for an explanation of why EBITDA is useful information to our investments.

Interactive invested $4.8 million in capital expenditures during the third quarter of 2003. Current plans contemplate about $21 million in capital expenditures in 2003, of which approximately one third is for growth initiatives, which will be financed from external sources, and the remainder for maintaining our state-of-the-art network.

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2003. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.


                                  * * * * * * *
Contact: Robert E. Dolan
         Chief Financial Officer
         914/921-8821

Release: 03-12


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                                                             Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($5.4 million and $5.9 million for the three months ended September 30, 2003 and 2002, respectively).


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Lynch Interactive Corporation                                       Attachment B
Statements of Operations and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS
                                                    Three Months Ended   Percent         Nine Months Ended    Percent
                                                      September 30,      Increase          September 30,      Increase
                                                    ------------------                   ------------------
                                                     2003       2002      (Decrease)      2003       2002    (Decrease)
                                                    --------------------------------     ------------------------------

Revenues                                             $22,319    $22,983     (2.9%)        $64,965    $65,055     (0.1%)

Cost and Expenses:
Operations, exclusive of depreciation and
amortization                                        (11,151)   (11,374)                  (32,634)   (32,710)
Depreciation and amortization                        (4,994)    (4,857)                  (14,822)   (14,448)
Selling and administration                             (795)      (861)                   (2,663)    (2,305)
                                                    -------------------                  -------------------
Operating profit, in accordance with generally
accepted accounting principles                        5,379      5,891     (8.7%)         14,846     15,592     (4.8%)

Other Income(Expense)
Investment income                                         83        162                       739      1,394
Interest expense                                     (2,995)    (3,240)                   (9,020)    (9,911)
Equity in earnings of affliated companies                338        429                     1,023        857
Gain on sale of minority interest in cellular RSA                                                      4,965
Reserve for impairment of investment in spectrum
license Hollder                                                 (5,479)                              (5,479)
                                                    -------------------                   ------------------
                                                     (2,574)    (8,128)                   (7,258)    (8,174)
                                                    -------------------                   ------------------
Income (Loss) Before Income Taxes Minority
Interests and Other Items                              2,805    (2,237)                     7,588      7,418
(Provision) Benefit For Income Taxes                 (1,158)        550                   (3,109)    (3,233)
Minority Interests                                     (215)      (185)                     (478)      (879)
                                                    -------------------                   ------------------
Income (Loss) Before Discontinued Operations           1,432    (1,872)                     4,001      3,306
Operating Results of the Morgan Group Inc.                                                           (1,888)
Net Income (Loss)                                     $1,432   ($1,872)                    $4,001     $1,418
                                                    ==================                     =================

Weighted Average Shares (000'S) Used In Earnings
Per Share Computations                                 2,782      2,799                     2,787      2,809

Basic Earnings Per Share
Income (Loss) Before Discontinued Operations           $0.51    ($0.67)                     $1.44      $1.18
Net Income (Loss)                                      $0.51    ($0.67)                     $1.44      $0.50

Earnings Before Interest,Taxes, Depreciation, and
Amortization - see Attachment A
Operating Subsidiaries                                11,168     11,579      -3.5%        $32,331    $32,316       0.0%
Corporate Office Expense                               (795)      (831)                   (2,663)    (2,276)
                                                    -------------------                   ------------------
Total EBITDA                                         10,373     10,748                    29,668     30,040
Depreciation and amortization                        (4,994)    (4,857)                  (14,822)   (14,448)
Operating profit, in accordance with generally
accepted accounting principles                       $5,379     $5,891                   $14,846    $15,592
                                                   ===================                 ====================


Capital Expenditures                                  $4,774     $6,580                   $14,701    $14,374


SELECTED BALANCE SHEET DATA

                                                                                         Sept. 30,  Dec. 31,  Sept. 30,
                                                                                          2003       2002       2002
                                                                                        -------------------------------
Cash and Cash Equivalents                                                                 $27,409    $23,356    $35,936
Convertible Note                                                                                                 10,000
Other Long-Term Debt                                                                      177,619    176,621    177,613
Miinority Interests                                                                         7,629      7,151      6,999
Shareholders' Equity                                                                       26,543     22,632     20,246

Shares Outstanding at Date                                                              2,782,151  2,792,651  2,796,251
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